EXHIBIT 9

                               OPINION OF COUNSEL

                                                                       EXHIBIT 9

                                  July 9, 2001

Board of Directors
IL Annuity and Insurance Company
2960 North Meridian Street
Indianapolis, Indiana 46208

Gentlemen and Ladies:

         In my capacity as Vice President Law of IL Annuity and Insurance Company (the "Company"), I am rendering the following opinion in connection with the filing with the Securities and Exchange Commission of Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4 (File Nos. 333-54972; 811-08964) under the Securities Act of 1933 and the Investment Company Act of 1940 (the "Amendment"). This Amendment is being filed with respect to flexible variable annuity contract (the "Contract") issued by IL Annuity and Insurance Company Separate Account 1 (the "Account").

         In forming the following opinion, I have made such examination of law and examined such records and other documents as in my judgment are necessary and appropriate.

                  It is my opinion that:

                  1. The Account is a separate investment account of the Company and is duly created and validly existing pursuant to the laws of the State of Kansas.

                  2. The Contract, when issued in accordance with the Prospectus of the Account and in compliance with applicable local law, is and will be a legal and binding obligation of the Company in accordance with its terms.

                  3. Assets attributable to reserves and other contract liabilities and held in the Account will not be chargeable with liabilities arising out of any other business the Company may conduct.

         I consent to the filing of this opinion as an exhibit to the above-mentioned Amendment and to the inclusion of my name under the caption "Legal Matters" in the Statement of Additional Information filed as part of this Amendment.

                                                     Very truly yours,

                                                     /s/ Janis B. Funk
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                                                     Janis B. Funk
                                                     Assistant Secretary